EXHIBIT 99.1

August 13, 2013

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES TRANSACTION WITH PIONEER NATURAL RESOURCES COMPANY AND DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, August 13, 2013 – Mexco Energy Corporation (AMEX:MXC) today announced developments regarding certain oil and gas properties in Texas and Oklahoma.

Mexco received $625,995 in cash from Pioneer Natural Resources Company for the assignment of a three year term leasehold interest in 417.33 net acres (837.33 gross acres) at $1,500 per acre in Upton County, Texas.  Mexco retained a 1% royalty.  This interest has potential for oil production from the horizontal Wolfcamp trend of the Permian Basin in West Texas.

Mexco also announced participation as a working interest co-owner with EOG Resources, Inc. as Operator in drilling three horizontal wells in the Wolfcamp formation of the Lin Field of Reagan County, Texas.    Based on a report from the operator, these new oil wells are potentialed at a average rate per well of 373 barrels of 42 gravity oil and .43 million cubic feet of natural gas per day.  Mexco’s working interest in these wells is .809% (net revenue interest of .606%).

Mexco also announced it participated as a working interest co-owner with Mewbourne Oil Company as operator in drilling the second and third horizontal wells in a 640 acre unit in the Cottage Grove formation of Ellis County, Oklahoma.  Based on a report from the operator, these new wells potentialed at a average rate per well of 583 barrels of oil and 1.75 million cubic feet of natural gas per day.  The initial well potentialed at the rate of 1,178 barrels of oil and 3.997 million cubic feet of gas per day.   Mexco’s working interest in these wells is 1.2% (net revenue interest of .8901%).

The rates at which these will be produced and sold may be substantially different, based on regulatory and engineering considerations as well as performance of the wells over longer periods of time.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.